Exhibit 10.35

[GRAPHIC]

OSG PRINT AND MAIL FULFILLMENT SERVICES AGREEMENT

THIS CONTRACT IS ENTERED INTO THIS 1st day of September, 2003 (hereinafter referred to as the “Contract”).

WHEREAS, OUTPUT SERVICES GROUP is a company organized and existing under the laws of the State of New Jersey, having its principal place of business located at 100 West Forest Avenue, Suite G, Englewood, New Jersey 07631, U.S.A. (hereinafter referred to as “OSG”), and is engaged in the business of providing print and mail fulfillment and other related services (hereinafter referred to as the “OSG Services”); and

WHEREAS, CallWave Inc. is a company organized and existing under the laws of the State of California, having its principal place of business located at 136 West Canon Perdido Street, Santa Barbara, CA 93101, (hereinafter referred to as the “CLIENT”); and

WHEREAS, the CLIENT has agreed to engage OSG, and OSG has agreed to be engaged by CLIENT to provide the OSG Services to CLIENT in accordance with the terms of the Contract.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, OSG and CLIENT (hereafter the “Parties”) hereto agree as follows:

SCOPE OF THE CONTRACT

1.1 OSG hereby agrees to provide the OSG Services to CLIENT, and CLIENT hereby agrees to purchase exclusively, as defined in paragraph 12.1 herein, from OSG the OSG Services in accordance with the terms and conditions provided herein.

1.2 Unless otherwise agreed by the Parties, the OSG Services to be provided by OSG shall consist of the print and mail fulfillment and related services described in Appendix A attached hereto.

1.3 During the term of this Contract, the CLIENT agrees to produce a minimum monthly quantity off [*] invoices (“Minimum Commitment”) for a period of fourteen (14) months, based upon the rates and terms provided herein.

1.4 In the event that the CLIENT does not fulfill the Minimum Commitment during any given month, or for the required period, then CLIENT shall pay to OSG a Minimum Processing Fee in an amount that shall be calculated based upon the Minimum Commitment and the rates and terms provided herein. The Minimum Processing Fee will take effect concurrent with establishing the Minimum Commitment and new Contract period. The Minimum Processing Fee shall be calculated by multiplying the difference between the Minimum Commitment and the total number of invoices CLIENT produces for such month by the SPI rate. This Minimum Processing

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Fee shall include only fees paid for the OSG Services and shall not include any costs or expenses, as defined in paragraph 3.1 herein, and CLIENT shall be responsible for any costs and expenses in addition to the Minimum Processing Fee.

PRICING AND BILLING

2.1 The prices and compensation to be paid by CLIENT to OSG for the OSG Services shall be in accordance with the amounts provided in Appendix B hereto (the “OSG Prices”).

2.2 The OSG Prices set forth in Appendix B shall remain unchanged for a period of fourteen months from the date of this Contract (the “Pricing Period”). Following the termination of the Pricing Period, the OSG Prices may increase to an amount equal to the fees and prices then in effect for the OSG Services upon each and every renewal for so long as this Contract or a renewal thereof shall be in force. The rate of OSG Price increases during any renewal term shall not exceed the cumulative change in the Consumers Price Index (All Urban Consumers, Los Angeles-Riverside-Orange Counties) for the initial term.

2.3 The OSG Prices may be revised and amended at any time by mutual consent of the Parties hereto in a written amendment signed by each of the Parties, in accordance with the terms prescribed herein.

2.4 Any and all invoices and bills for OSG Services, including, but not limited to processing fees, and any costs and expenses, shall be due and payable by the CLIENT to OSG upon receipt, and in any event, no less than two (2) days in advance of the next scheduled production date. Each cycle sent by CLIENT is independent of each other and corresponding invoices for those cycles, need to be paid prior to that cycle running again the next month. OSG may accept orders and customer information and files from CLIENT, but will not commence processing procedures or provision of the OSG Services unless and until payments have been received from the CLIENT with respect to said orders and customer files. OSG shall bill the CLIENT on a monthly basis or more frequently, as the committed volume requirements dictate.

2.5 During the term of this Contract and any renewals thereof, CLIENT shall be responsible for the payment of any and all applicable federal, state, and local sales, excise, use and taxes (but excluding any income taxes due with respect to the compensation paid by CLIENT to OSG for the OSG Services rendered pursuant to this Agreement. Exemption from tax payment will be allowed upon the presentation of written proof of exemption and a valid tax exemption number.

2.6 All invoices shall be payable to OSG in the form of cash, or check made payable to “Output Services Group” at the address listed herein, or by electronic funds transfer to OSG in accordance with written electronic transfer instructions provided by OSG to the CLIENT.

2.7 In the event that the CLIENT defaults upon or fails to make any payment as scheduled, OSG shall have the right (a) to immediately suspend any and all production for the account of the CLIENT until the CLIENT cures the delinquency in payment, and (b) to terminate this Contract if such delinquency is not cured within thirty (30) days following delivery to CLIENT of written notice of the delinquency.

COSTS AND EXPENSES

3.1 CLIENT shall be responsible for the payment of all out-of-pocket costs and expenses incurred by OSG solely by reason of rendering the OSG Services hereunder, including but not limited to expenses for postage, shipping, freight, paper, electronic forms, envelopes, flats and other supplies reasonably required in connection with providing the OSG Services in accordance with the terms of this Contract, as described in Appendix A and B.

3.2 Payment for any of the foregoing costs and expenses shall be made in accordance with paragraph 2.6 herein. In addition, CLIENT shall establish a Postage Account in the name of, and for the benefit of OSG, with OSG. Each month, CLIENT shall deposit into the Postage Account any amount necessary to make the balance in the Postage Account equal to the prior month’s actual postage expenses. A postage deposit equaling two (2) months of estimated postage for the Minimum Commitment (or, during the initial six months of the term hereof, an amount equal to the average amount of postage used on each of the of the last two (2) months’ production runs. Invoices for costs and expenses for postage, shipping and freight shall be billed to CLIENT, and payment may be made to OSG from the Postage Account. OSG reserves the right to monitor the Postage Account and to increase or decrease the required deposit by CLIENT at the sole discretion of OSG.

REPRESENTATIONS AND WARRANTIES

4.1 OSG and the CLIENT jointly and severally represent, warrant and agree as follows:

(a)	they have the full legal right, power and authority to enter into this Contract and to consummate all of the transactions contemplated herein;

(b)	that in executing and delivering this instrument, they do so freely and voluntarily, with full legal competency to the best of their knowledge, having received adequate independent legal advice from legal counsel, if desired, and under no duress, pressure or coercion which could negate or adversely affect the intentions of the Parties as expressed herein; and

(c)	that this Agreement, and each and every covenant, promise, representation, warranty and agreement herein, shall be fully binding upon and shall inure to the benefit of the respective heirs, successors, representative, assigns, parents, subsidiaries and other affiliates, of each party hereto.

4.2 The CLIENT acknowledges and agrees that any and all data (except that data regarding CLIENT’S customers which is generated directly from the fulfillment of OSG’s obligations under this Contract), documents and information provided by OSG to the CLIENT, including, but not limited to computer software programs, computer data and information, and other proprietary information, are and shall remain the sole and exclusive property of OSG.

4.3 OSG acknowledges and agrees that any and all data, documents and information provided by the CLIENT to OSG, including, but not limited to computer software programs, computer data and information, and other proprietary information, are and shall remain the sole and exclusive property of the CLIENT.

RELATIONSHIP BETWEEN THE PARTIES

5.1 It is acknowledged and agreed that OSG shall not be considered an agent, employee or representative of the CLIENT. OSG shall not act on behalf of the CLIENT, except as otherwise agreed upon herein. Nothing herein shall be construed in any way to constitute a partnership, joint venture, agency or any other special relationship between OSG and the CLIENT, nor is it the intention of the Parties to establish any such relationship.

5.2 Neither OSG nor the CLIENT is granted any express or implied right or authority to assume or to create any obligation or responsibility on behalf of, or in the name of the other, or to bind the other in any manner or thing whatsoever, without the prior written approval of a duly authorized representative of the other.

5.3 The Parties shall each use reasonable efforts to take all actions as the other may from time to time reasonably request and to otherwise cooperate with the other in order to avoid or minimize any delay or impairment of the performance of the other’s obligations under this Contract.

LIMITATION OF LIABILITY/INDEMNIFICATION

6.1 Except for acts constituting fraud, willful misconduct or negligence, or a breach of OSG’s obligations under this Agreement (collectively, the “Excluded Liabilities”), OSG, its shareholders, principals, directors, officers, agents, employees and representatives shall not be liable for any damages arising out of the performance of OSG’s obligations under this Contract. Notwithstanding the foregoing, under no circumstances will OSG be liable for the damages arising out of the performance of its obligations hereunder or damages arising out of this Contract to the extent that said damages exceed the compensation paid by the Client to OSG for the performance of the OSG Services, nor will OSG be liable for damages for any loss of profits, goodwill, consequential damages.

6.2 Except as provided herein and except for claims arising from any one or more Excluded Liabilities, the CLIENT hereby waives and releases OSG, its shareholders, principals, directors, officers, agents, employees or representatives, as the case may be, for any and all claims, demands, debts, liabilities, obligations, costs, expenses, damages, actions or causes or actions, of whatsoever kind or nature, whether known or unknown, without limitation, arising out of or in any way connected to the act or omission to act of CLIENT, arising out of or in any way connected with the performance by OSG of its obligations under this Contract.

CONFIDENTIALITY

7.1 Except as provided herein, OSG, its employees, agents and representatives shall use reasonable care to preserve the strict confidentiality of all information obtained from the CLIENT, including but not limited to any customer lists and information, financial data or other information designated in writing by the CLIENT as proprietary information (“Client Information”).

7.2 Except as provided herein, the CLIENT, its employees, agents and representatives shall use reasonable care to preserve the strict confidentiality of all information obtained from OSG, including but not limited to any operating programs, computer programs, data or other information, and other information designated in writing by OSG as proprietary information (the “OSG Information”)(the Client Information and the OSG Information shall be referred to collectively as the “Confidential Information”).

7.3 Neither party shall use the Confidential Information for any purpose other than the performance of that party’s obligations hereunder nor disclose such information to any third party, without the prior written consent of the other party hereto; provided, however, that the obligation to keep the Confidential Information confidential shall not be applied to information and data that:

(a)	is already lawfully in the possession of the disclosing party, and is not subject to any confidentiality provisions;

(b)	is or hereafter becomes (other than by reason of a party’s breach of its nondisclosure obligations hereunder) a matter of public knowledge or available in the public domain independent of any disclosure by the disclosing party;

(c)	is thereafter acquired lawfully from a third party who is not subject to any confidentiality provisions; or

(d)	the disclosing party is legally obligated to disclose.

TERM

8.1 This Contract shall come into effect immediately as of the date of execution hereof by both Parties, and shall remain in force for a period of fourteen (14) months, except as provided for herein. At the expiration of the term, the Contract, including any modifications thereto, shall renew for a new contract period that will be agreed to by both parties, unless either party provides written notice of non-renewal ninety (90) days prior to the expiration of the term of the Contract, or the renewal period, as the case may be.

8.2 In the event that this Contract is renewed in accordance with paragraph 8.1 herein, the terms of the Contract, shall remain unchanged (except to the extent expressly modified by agreement of the parties), except that the pricing terms may be modified in accordance with paragraph 2.2 herein. OSG shall notify CLIENT at least ninety-one (91) days in advance of any modification of pricing terms made in accordance with paragraph 2.2 herein.

TERMINATION

9.1 This Agreement may be terminated prior to expiration of the term hereof only as follows:

(a)	Provided that OSG or CLIENT (the “terminating party”) is not then in breach of its obligations hereunder, the terminating party may terminate this Contract with regard to its obligations that arise hereunder after the date of termination by delivering to the other party (the “breaching party”) written notice of such termination upon the occurrence of any of the following:

(i)	the breaching party is in material breach of its obligations hereunder and fails to cure such breach within ten (10) business days after receipt of written notice thereof from the terminating party; or

(ii)	the bankruptcy or insolvency of the breaching party, including but not limited to any of the following: assignment for the benefit of creditors, inability to pay debts when due, commencement of procedures for compulsory reorganization, and management or significant assets or property being involuntarily taken over in whole or in part by any governmental office, agency or authority; or

(b)	upon the mutual written consent of the CLIENT and OSG to terminate this Contract.

9.2 If this Agreement is terminated by OSG pursuant to paragraph 9.1 (a) herein, or if CLIENT terminates this Contract other than pursuant to paragraph 9.1, above, prior to satisfying CLIENT’s Minimum Commitment, then the CLIENT shall be liable to OSG for liquidated damages (“Liquidated Damages”) for such early termination. The Liquidated Damages shall be an amount equal to the sum of (a) the product of (i) the Minimum Commitment per month, assuming that no invoices are ordered for a month) multiplied times (ii) the sum of the number of months remaining in the term of the Contract, plus (b) any invoices that remain unpaid by the CLIENT as of the date of such termination. The Minimum Commitment to be established after the initial six (6) month term of this agreement.

9.3 Nothing herein shall be construed to limit or otherwise affect the rights and remedies of OSG at law or in equity under this Contract, or in the event that the CLIENT terminates this Contract.

9.4 In the event of termination of this Contract by either party, the rights and obligations of each party hereunder shall cease, except the obligation of the CLIENT to pay to OSG any accrued but unpaid compensation or expense reimbursement. In addition, each party shall promptly return any and all data, information, programs, materials, monies held in the postage account and other property held by it in connection with the performance of its obligations hereunder, and the confidentiality provisions defined in paragraphs 7.1, 7.2 and 7.3 herein shall remain in full force and effect for a period of two (2) years.

NOTICES

10.1 All notices or other communications between the Parties hereunder shall be in writing, and shall be deemed to be delivered and received (a) on the date on which personally delivered, (b) on the third (3rd) business day after the business day on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile machine generating a receipt confirming a successful transmission, or (d) on the next business day after the business day on which deposited with a nationally recognized regulated public carrier (e.g., Federal Express, DHL, or UPS) for overnight delivery, freight prepaid, addressed to the party for whom intended at the address or facsimile number set forth below, or such other address or facsimile number, notice of which is delivered in a manner permitted by this paragraph 10.1:

to OSG:	to CALLWAVE INC.:

100 West Forest Avenue, Suite G Englewood, New Jersey 07631 Telephone: (201) 871-1100 Fax: (201) 871-3550 Attn: Ron Whaley	136 West Canon Perdido St. Santa Barbara, CA 93101 Telephone: (805) 690-4166 Fax: (805) 690-4266 Attn: Jason Spievak

DISPUTE RESOLUTION

11.1 In the event that a dispute arises between or among the Parties directly or indirectly arising out of or concerning the meaning or interpretation of this Contract, the Parties shall first attempt to settle such dispute through friendly discussion. In the event that such dispute cannot be resolved in such manner, then except for any action in which the relief sought involves the exercise of injunctive or other equitable powers of a court, the matter shall be submitted to binding arbitration.

11.2 Any arbitration proceeding shall be conducted within the state of New Jersey, in accordance with the procedural rules of the American Arbitration Association. Either of the Parties may participate in such arbitration proceedings via teleconference or videoconference. The decision of the arbitrator may be appealed to a court of competent jurisdiction in accordance with the laws of the state of New Jersey.

11.3 Any action or proceeding, including but not limited to any arbitration or litigation, directly or indirectly arising out of or concerning the meaning or interpretation of this Contract shall be settled in the state of New Jersey, United States of America, and the Parties expressly submit to and consent that the courts and authorities of the state of New Jersey shall have exclusive jurisdiction over any such arbitration or litigation. The Parties hereby consent to service, jurisdiction and venue of such courts for any litigation.

11.4 In the event that any action or proceeding, including, but not limited to an arbitration or litigation, is commenced between CLIENT and OSG concerning this Contract regarding the rights and duties of either of the Parties under this Contact, then the party prevailing in such action or proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys’ fees in such action or proceeding which may be determined by the arbitrator or court in such action or proceeding or in a separate action brought for that purpose.

CONFLICTS OF INTEREST

12.1 The CLIENT acknowledges and agrees that it shall obtain the OSG Services or similar services exclusively from OSG during the Contract term, once OSG has mailed the first cycle of invoices on behalf of CLIENT. The CLIENT shall not directly or indirectly enter into any contracts with persons who are in direct competition with OSG for the purposes of providing the same or similar services as the OSG Services during the term of this Contract without the prior written consent of OSG. Nothing in this Section 12.1 is intended or shall be construed to prohibit CLIENT from evaluating whether to engage companies other than OSG to provide to CLIENT, after the term of this Contract, products and services identical or similar to those which

OSG provides hereunder. Such evaluation may include trials of such companies’ services which may, from time to time, be documented in writing between CLIENT and said companies.

GOVERNING LAW

13.1 This Contract shall be construed in accordance with and governed by the laws of the State of New Jersey.

MODIFICATION AND ASSIGNMENT

14.1 This Contract may not be modified or terminated orally and no modification, termination or alteration shall be valid unless in writing signed by the party against whom enforcement is sought.

14.2 Neither party shall assign any of its rights or obligations, or this Contract in whole or in part, to a third party without obtaining the express, prior written consent of the other party, which consent may be withheld for any reason whatever, and any attempted assignment by either party without such prior written consent will be ineffective and will constitute a breach of this Contract; provided that, notwithstanding the foregoing, either party (the “assigning party”) may assign its rights or delegate its duties hereunder to any other person, firm, corporation, or other entity that acquires all or substantially all of the assets of the other party hereto in any single transaction or series of related transactions.

ADDITIONAL DOCUMENTS

15.1 The Parties shall execute all additional Contracts and instruments, if any, that may be reasonably required in order to carry out the purposes and intent of this Contract and to fulfill the obligations of the Parties hereunder.

COUNTERPARTS

16.1 This Contract may be executed in any number of counterparts, each of which shall be deemed an original and shall be fully binding and effective.

ENTIRE CONTRACT

17.1 This document constitutes the entire agreement between the Parties relating to the OSG Services, and the Parties agree that there are currently no other understandings or Contracts between them whatsoever relating to the OSG Services.

HEADINGS

18.1 The headings used in this Contract are for convenience only and shall not be used to interpret or construe any of its provisions.

OUTPUT SERVICES GROUP		CALLWAVE INC.

By:	/s/ Illegible	By:	/s/ Dave Hofstatter

Name:	Illegible	Name:	Dave Hofstatter
Title:	VP SALES & MARKETING	Title:	PRESIDENT
Date: 8/15/03		Date: 8/12/03

APPENDIX A

STATEMENT OF WORK

OSG Control Standards

I.	Inventory Controls

A.	Inventory controls are maintained by OSG.

B.	Paper and Envelope stock will be supplied as part of the OSG packaged services

C.	Items included are:

1.	24lb. OCR bond 8 1/2 x 11 micro perforated paper

2.	# 10 double window envelope

3.	# 9 business reply envelope

II.	Input Controls

A.	Customer completes the on-line work order (includes file specific information)

B.	Successful transmission is indicated when system provides user with 8 digit number (ticket number)

C.	Processing commences:

1.	Page and invoice counts are verified against customer counts from on-line work order

2.	Addresses are verified for deliverability and postal coded for presort mail discounts

D.	Pre-production sampling is performed to check the accuracy of the invoice dates, messages, alignment, etc.

E.	Once all input controls are verified, the file is scheduled for production

III.	Printing Controls

A.	High Speed Laser Printers are utilized within OSG’s Customized Workflow System

B.	Throughout the printing process:

1.	Monitor print quality and output sequences.

2.	Final review of output, and verification of presort mailing information

C.	Reprint any invoices via account recovery program

D.	Provide accurate workflow tracking throughout the process

IV.	Inserting Controls

A.	Pre-production machine inspection insures proper material use

B.	Verify control totals to ensure all printed pages are inserted

C.	“Intelligent” inserters electronically monitor insertion and folding integrity through out

D.	Postage totals are verified after each mailing

E.	Ability to monitor piece, set, and set to set integrity

F.	Verify all totals prior to release to the post office

V.	Turnaround Commitments:

A.	Files available to OSG by 12:00 PM Eastern time, Monday through Thursday, containing up to either 30,000 invoices or 75,000 images will receive next day turnaround. Each additional 30,000 invoices or 75,000 images will require an additional 24 hours.

B.	Files available to OSG by 9:00 AM Eastern time Friday, containing up to either 30,000 invoices or 75,000 images will mail Saturday. Each additional 30,000 invoices or 75,000 images will require an additional 24 hours.

C.	Files available by 12:00 PM Eastern time Saturday, containing up to 30,000 invoices or 75,000 images will mail Monday (if not a holiday). Each additional 30,000 invoices or 75,000 images will require an additional 24 hours.

D.	Files in later on Saturday, containing up to either 30,000 invoices or 75,000 images may not be completed until Tuesday. Each additional 30,000 invoices or 75,000 images will require an additional 24 hours.

APPENDIX B

FEE SCHEDULE

VOLUME FROM: (ACCOUNTS)	VOLUME TO: (ACCOUNTS)	SINGLE PAGE INVOICE*	ADD’L IMAGE
0	75,000	[*]	[*]
75,001	125,000	[*]	[*]
125,001	175,000	[*]	[*]
175,001	225,000	[*]	[*]
Over	225,000	[*]	[*]

*	Single Page Invoice includes: 1st side of page one plus, #10 double window envelope, #9 window envelope, 24lb. paper, folding, inserting and presorting.

Additional Page		see above rates
2 oz. upcharge	$	[	*]
Oversize Inserting	$	[	*]
Additional Inserts	$	[	*]
Electronic Color Overlay	$	[	*]
Viewable File Format (PDF)	$	[	*]
Conversion	$	[	*]
Technical Services	$	[	*]
Document Composition	$	[	*]
Minimum Cycle Process	$	[	*]
Bad Address List	$	[	*]

**	Includes 9x12 Double Window Envelope

***	Billed in increments of 15 minutes

****	Minimum based on single page invoice only

Minimum Monthly Commitment based on 15,000 invoices per month.

OUTPUT SERVICES GROUP		CALLWAVE INC.

By:	/s/ Illegible	By:	/s/ DAVE HOFSTATTER

Name:	Illegible	Name:	Dave Hofstatter
Title:	VP SALES & MARKETING	Title:	PRESIDENT
Date: 8/15/03		Date: 8/12/03

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.